Exhibit 99.1

TEJON RANCH CO. REPORTS

THIRD QUARTER RESULTS OF OPERATIONS – 2009

TEJON RANCH, California – (BUSINESS WIRE) – October 29, 2009 – Tejon Ranch Co. (NYSE:TRC) today announced a net loss from operations for the third quarter of 2009, which ended September 30, 2009, and a net loss from operations for the first nine months of 2009, compared to the same respective time frames in 2008. For the third quarter of 2009, the Company had a net loss of $288,000, or $0.02 per common share, compared to net income of $3,884,000, or $0.22 per common share during the third quarter of 2008. Revenue from operations for the third quarter of 2009 was $10,250,000 compared to $14,482,000 of revenue during the same period in 2008. All per share references in this release are presented on a fully-diluted basis.

For the first nine months of 2009, the Company had a net loss of $3,115,000, or $0.18 per common share, compared to net income of $4,135,000, or $0.24 per common share for the first nine months of 2008. Revenue from operations for the nine months ending September 30, 2009 was $18,423,000 compared to $29,749,000 of revenue during the same period of 2008.

Results of Operations for the First Nine Months of 2009:

The decline in revenue during the first nine months of 2009 resulted primarily from decreases in farming revenue, commercial/industrial revenue and land sales. Commercial/industrial revenue decreased $10,114,000, primarily due to the absence of land sales during the first nine months of 2009, while the same period of 2008 included revenues of $6,589,000 from land sales. Land sales activity declined largely due to the economic recession and the increased availability of warehouse/distribution sites in the Inland Empire region of Southern California. Oil and mineral royalties declined $2,941,000 during the period due largely to a decrease in oil royalties that are tied directly to the market price for oil, which declined compared to the same period of 2008.

Revenues from our power plant lease also declined during the first nine months of 2009 due to a decrease in percentage rents as a result of lower electricity rates. Farming revenues decreased $1,406,000 during the first nine months of 2009, compared to the same period in 2008, primarily because fewer prior year crop almonds were available for sale during the period. A reduction in 2009 pistachio revenue of $181,000 and a reduction in 2009 grape revenues of $141,000 also contributed to this decline.

The decline in earnings for the first nine months of 2009 is attributable to the decrease in revenues described above. However, that decline in revenue was partially offset by lower operating expenses in our commercial/industrial and farming segments, and in our corporate operations. Expenses within our commercial/industrial segment decreased $1,272,000 during the first nine months of 2009, due primarily to a reduction in cost of sales of $1,152,000 related to land sale transactions in 2008 and to lower professional service fees. Farming costs declined $280,000 during the first nine months of 2009, compared to the same period in 2008, due to a decrease in cost of sales for prior year crop almonds and a decline in fuel costs. Corporate general and administrative costs fell $366,000 during the period due to decreases in compensation costs related to incentive compensation and a decrease in professional service fees due to the timing of incurrence of these costs.

Results of Operations for the Third Quarter of 2009:

Revenues from operations fell $4,232,000 during the third quarter of 2009, as compared to the same period of 2008. The decline is primarily attributable to a $4,000,000 reduction in commercial/industrial revenue due to a lack of land sale revenue and a decrease in oil and mineral royalties of $1,528,000 due to reduced oil prices. Farming revenues decreased $426,000 as a result of the sale of fewer 2009 crop year almonds in the third quarter as compared to the third quarter of 2008.

Earnings fell during the third quarter of 2009, as compared to the same period of 2008, due primarily to the decline in revenues just described and increases in operating expense. Corporate expenses increased $903,000 in the third quarter of 2009, compared to the third quarter of 2008, mainly driven by compensation cost increases of $929,000. Compensation costs in the third quarter of 2008 were reduced significantly as previously accrued incentive stock compensation costs were reversed in that quarter as the related milestone targets were not achieved. Expenses for the commercial/industrial segment increased $208,000 during the quarter due to higher compensation cost and higher water costs related to development activities. Farming segment costs saw a small increase during the quarter due primarily to higher compensation costs and water costs.

2009 Outlook:

During the remainder of 2009 the Company anticipates the completion of phase one infrastructure at the Tejon Industrial Complex and continued investments in our joint ventures. Our financial position will allow us to continue to pursue these investments as well as our long-term strategies of land entitlement, development, and conservation. On September 30, 2009, we had cash and securities totaling approximately $37.5 million to meet short-term funding or working capital needs. The decline in cash and investments from the prior quarter end is due to investment in infrastructure at the Tejon Industrial Complex and contributions to joint ventures.

The Company expects the remainder of 2009 to continue to be difficult as negative economic factors impact our operating segments. The economic recession has negatively impacted demand for our commercial/industrial products, lowered oil prices, and potentially could have a detrimental [negative] impact on demand and prices received for our crops. The Company expects the variability of its quarterly and annual operating results to continue during the remainder of 2009 and into 2010. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices.

On October 5, 2009, the Company received entitlement approval from Kern County for its Tejon Mountain Village (TMV) development. There is still much work to be completed, however, before construction at TMV can begin. Our Centennial project will continue to require much work and time in order to complete the entitlement process in Los Angeles County. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations. Since our residential housing projects are not in the development phase, we do not have inventory for sale in the market, and therefore, our business plans to date have not been affected by the recession in the housing and real estate industry. However, we cannot project the condition of the housing market or the stability of the mortgage industry at the time these residential projects move into their development and marketing phases.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its more than 268,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THIRD QUARTER ENDED SEPTEMBER 30

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Revenues:
Real estate - commercial/industrial	$4,046	$8,046	$11,244	$21,358
Real estate - resort/residential	194	—	194	—
Farming	6,010	6,436	6,985	8,391

Total revenues	10,250	14,482	18,423	29,749

Costs and Expenses:
Real estate - commercial/industrial	3,031	2,823	9,263	10,535
Real estate - resort/residential	1,526	1,458	3,457	3,228
Farming	4,982	4,794	6,639	6,919
Corporate expenses	1,963	1,060	6,028	6,394

Total expenses	11,502	10,135	25,387	27,076

Operating income (loss)	(1,252)	4,347	(6,964)	2,673

Other income
Investment income	325	358	1,235	1,534
Interest expense	—	—	(70)	(70)
Other income	15	83	34	331

Total other income	340	441	1,199	1,795

Income (loss) from operations before equity in earnings of unconsolidated joint ventures	(912)	4,788	(5,765)	4,468
Equity in earnings of unconsolidated joint ventures, net	386	834	478	1,522
Non-controlling interest consolidated entity	50	—	50	—

Operating income (loss), before income tax expense (benefit)	(476)	5,622	(5,237)	5,990

Income tax expense (benefit)	(188)	1,738	(2,122)	1,855

Net income (loss)	(288)	3,884	(3,115)	4,135

Net income (loss) per share, basic	$(0.02)	$0.23	$(0.18)	$0.24

Net income (loss) per share, diluted	$(0.02)	$0.22	$(0.18)	$0.24

Weighted average number of shares outstanding:
Common stock	17,007,044	16,959,133	17,005,143	16,929,870
Common stock equivalents – stock options	475,764	597,359	459,223	666,865

Diluted shares outstanding	17,482,808	17,556,492	17,464,366	17,596,735

For the three and nine months ended September 30, 2009, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.